Filed Pursuant to Rule 424(b)(2)

Registration No. 333-232144

Pricing Supplement dated November 2, 2021 to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021

$250,000,000 Pacer® iPath® Gold Trendpilot ETNs

This pricing supplement relates to the Pacer® iPath® Gold Trendpilot Exchange-Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of the ETNs is linked to the performance of the Pacer Barclays Gold Trendpilot Total Return Index (the “Index”). The Index is calculated on a total return basis and is intended to reflect (1) the performance over time of a dynamic allocation strategy by taking 100%, 50% or 0% notional exposure to the Barclays Gold 3 Month Deferred Index Excess Return (the “Gold Index”) on a daily basis based on three specified signals that reference the short-term and long-term performance of the Gold Index and (2) the return that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury bills. The Gold Index is intended to reflect the performance of a rolling position in specified gold futures contracts that will become the first liquid nearby futures contracts three months in the future in accordance with a specified schedule. We refer to the gold futures contracts underlying the Gold Index as the “gold futures contracts.” The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs. Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to both the creditworthiness of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the ETNs. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO GOLD OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF GOLD. In addition, the nature of the futures market for gold has historically resulted in a cost to maintain a rolling position in the gold futures contracts. As a result, the level of the Index, which takes a dynamically adjusted notional position in the Gold Index, which in turn tracks a rolling position in the gold futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of gold will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-12 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index (including its dynamic allocation strategy), the Gold Index, the gold futures contracts and investments in gold as an asset class generally. The Index may not be fully invested in the gold futures contracts for an extended period of time and, therefore, may significantly underperform the Gold Index, the gold futures contracts and gold generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

If we were to price the ETNs for initial sale to the public as of the inception date, our hypothetical estimated value of the ETNs at the time of such initial pricing would be $25.00 per ETN. See “Risk Factors” beginning on page PS-12 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $25

Inception and Issue Dates: The ETNs were first sold on June 15, 2021 (the “inception date”) and first issued on June 17, 2021 (the “issue date”).

Maturity Date: June 15, 2051

Secondary Market: We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “PBUG.” To the extent an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

CUSIP Number: 06747T382

ISIN: US06747T3822

Index: The return on the ETNs is linked to the performance of the Index. The Index is intended to reflect the performance over time of a dynamic allocation strategy by taking 100%, 50% or 0% notional exposure to the Gold Index on a daily basis based on three specified signals that reference the short-term and long-term performance of the Gold Index. The Gold Index is intended to reflect the performance of a rolling position in specified gold futures contracts that will become the first liquid nearby futures contracts three months in the future in accordance with a specified schedule. The Index is calculated on a total return basis and is intended to reflect (1) the performance of a dynamically adjusted notional position in the Gold Index and (2) the return that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury bills. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The closing level of the Index will be calculated on each index business day and is reported by Bloomberg L.P. under the ticker symbol “BXIIGTPT.”

Consent to U.K. Bail-in Power: Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-25 of this pricing supplement.

Payment at Maturity

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value: The closing indicative value for each ETN on the initial valuation date was equal to $25. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. The market price of the ETNs at any time may vary significantly from the closing indicative value.

Daily Index Factor: The daily index factor for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee: The investor fee for each ETN on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.65% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.65% per year.

The investor fee reduces the daily return of the ETNs. Because the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

Valuation Date: A valuation date means each trading day from June 15, 2021 to June 8, 2051, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five scheduled trading days. We refer to June 15, 2021 as the “initial valuation date” and June 8, 2051 as the “final valuation date” for the ETNs.

Index Business Day: An index business day is a day on which the Index is calculated and published by the index sponsor.

Intraday Indicative Value: The intraday indicative value is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported prices for the gold futures contracts, rather than the daily index factor for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the index sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement, and if we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value on the applicable valuation date. You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 5,000 ETNs or fewer than 5,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day from and including the issue date to and including the maturity date. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative value on the valuation date specified by us in such notice.

Redemption Date: In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. However, we are under no obligation to issue or sell ETNs at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated November 2, 2021
Issued in denominations of $25

TABLE OF CONTENTS

PRICING SUPPLEMENT

prospectus SUPPLEMENT addendum

SUMMARY OF RISK FACTORS	PSA-1

prospectus supplement

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

-i-

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Pacer® iPath® Gold Trendpilot Exchange-Traded Notes (the “ETNs”) linked to the performance of the Pacer Barclays Gold Trendpilot Total Return Index (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum. References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 1, 2019, which supplements the prospectus, and references to the “prospectus supplement addendum” mean our accompanying prospectus supplement addendum, dated February 18, 2021, which supplements the prospectus and prospectus supplement.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC. The ETNs will be issued in denominations of $25. The return on the ETNs is linked to the performance of the Index.

We have listed the ETNs on NYSE Arca. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO GOLD OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF GOLD. In addition, the nature of the futures market for gold has historically resulted in a cost to maintain a rolling position in the gold futures contracts. As a result, the level of the Index, which takes a dynamically adjusted notional position in the Gold Index, which in turn tracks a rolling position in the gold futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of gold will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-12 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index (including its dynamic allocation strategy), the Gold Index, the gold futures contracts and investments in gold as an asset class generally. The Index may not be fully invested in the gold futures contracts for an extended period of time and, therefore, may significantly underperform the Gold Index, the gold futures contracts and gold generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

The Index

The Index is calculated on a total return basis and is intended to reflect (1) the performance of a dynamically adjusted notional position in the Barclays Gold 3 Month Deferred Index Excess Return (the “Gold Index”), which is intended to reflect the performance of a rolling position in specified gold futures contracts that will become the first liquid nearby futures contracts three months in the future in accordance with a specified schedule, and (2) the return that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury bills. We refer to the gold futures contracts underlying the Gold Index as the “gold futures contracts.” The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The closing level of the Index will be calculated on each index business day and is reported by Bloomberg L.P. under the ticker symbol “BXIIGTPT.”

Understanding the Value of the ETNs

The “principal amount” is $25.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative value” is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day. As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs. The closing indicative value for each ETN on the initial valuation date was equal to $25. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The “intraday indicative value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported prices for the gold futures contracts, rather than the daily index factor for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the index sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

The intraday indicative value is calculated and published every 15 seconds on each trading day from approximately 9:30 a.m. to approximately 4:15 p.m., New York City time by ICE Data Indices, LLC or a successor under the ticker symbol PBUG.IV. The daily settlement price of each futures contract underlying the Index is determined at or prior to approximately 1:30 p.m. New York City time on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The index sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.

The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs. In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, you could lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may, subject to the minimum redemption amount, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•	deliver the signed confirmation of holder redemption to us via email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•	instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative value, facing Barclays DTC 229; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Commodity Market Risk — The return on the ETNs is linked to the performance of the Index which, in turn, is linked to the prices of the futures contracts on gold that comprise the Index. The prices of such futures contracts may change unpredictably, affecting the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.

•	Uncertain Principal Repayment — There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is not sufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

•	Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.

•	Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day from and including the issue date to and including the maturity date.

•	Limited or Lack of Portfolio Diversification — The gold futures contracts are concentrated in one commodity. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

•	No Interest Payments — You will not receive any periodic interest payments on the ETNs.

•	A Trading Market for the ETNs May Not Exist — Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. Certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs;

•	You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•	You do not seek current income from your investment;

•	You seek an investment with a return linked to the performance of the Index;

•	You are willing to accept the risk of fluctuations in the prices of the futures contracts on gold that compose the Index;

•	You are willing to accept the risks of an investment linked to the Index, which takes a dynamically adjusted notional position in the Gold Index, which tracks a rolling position in futures contracts on gold, and in particular risks associated with roll costs reflected in the level of the Index;

•	You believe the level of the Index will not decrease and will increase by an amount sufficient to offset the investor fee during the term of the ETNs;

•	You are willing to hold securities that are subject to the issuer redemption right on or after the issue date; and

•	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•	You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;

•	You seek current income from your investment;

•	You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•	You are not willing to be exposed to fluctuations in the prices of futures contracts on gold that compose the Index;

•	You are not willing to accept the risks of an investment linked to the Index, which takes a dynamically adjusted notional position in the Gold Index, which tracks a rolling position in futures contracts on gold, and in particular risks associated with roll costs reflected in the level of the Index;

•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs;

•	You are not willing to hold securities that are subject to the issuer redemption right on or after the issue date;

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or

•	You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments, as discussed further in the section below entitled “Material U.S. Federal Income Tax Considerations.” If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

However, the U.S. federal income tax consequences of your investment in the ETNs are uncertain. It is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto). In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder. For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level of 100.000.

Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.65% per year. The figures in these examples use the annualized effect of the investor fee for convenience, assuming a year of 365 days.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the gold futures contracts, the Gold Index or the Index.

Figures for year 30 are as of the final valuation date, and figures for each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the issue date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.65%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$25.0000
1	103.0000	3.00%	$0.1653	$0.1653	$25.5823
2	106.0900	3.00%	$0.1687	$0.3340	$26.1767
3	109.2727	3.00%	$0.1721	$0.5061	$26.7868
4	112.5509	3.00%	$0.1766	$0.6828	$27.4097
5	115.9274	3.00%	$0.1803	$0.8630	$28.0486
6	119.4052	3.00%	$0.1850	$1.0480	$28.7008
7	122.9874	3.00%	$0.1903	$1.2383	$29.3682
8	126.6770	3.00%	$0.1937	$1.4320	$30.0522
9	130.4773	3.00%	$0.1987	$1.6307	$30.7516
10	134.3916	3.00%	$0.2022	$1.8329	$31.4683
11	138.4234	3.00%	$0.2086	$2.0415	$32.2001
12	142.5761	3.00%	$0.2123	$2.2539	$32.9500
13	146.8534	3.00%	$0.2184	$2.4723	$33.7162
14	151.2590	3.00%	$0.2217	$2.6940	$34.5021
15	155.7967	3.00%	$0.2287	$2.9228	$35.3044
16	160.4706	3.00%	$0.2322	$3.1549	$36.1273
17	165.2848	3.00%	$0.2395	$3.3944	$36.9674
18	170.2433	3.00%	$0.2437	$3.6382	$37.8284
19	175.3506	3.00%	$0.2494	$3.8876	$38.7080
20	180.6111	3.00%	$0.2545	$4.1421	$39.6102
21	186.0295	3.00%	$0.2612	$4.4033	$40.5313
22	191.6103	3.00%	$0.2687	$4.6720	$41.4738
23	197.3587	3.00%	$0.2735	$4.9454	$42.4398
24	203.2794	3.00%	$0.2813	$5.2268	$43.4267
25	209.3778	3.00%	$0.2863	$5.5131	$44.4381
26	215.6591	3.00%	$0.2930	$5.8061	$45.4706
27	222.1289	3.00%	$0.3007	$6.1067	$46.5288
28	228.7928	3.00%	$0.3068	$6.4135	$47.6125
29	235.6566	3.00%	$0.3156	$6.7292	$48.7196
30	242.7262	3.00%	$0.3000	$7.0292	$49.8756
				Annualized Index Return		3.00%
				Annualized ETN Return		2.33%

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.65%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$25.0000
1	100.4000	0.40%	$0.1632	$0.1632	$24.9365
2	100.8016	0.40%	$0.1623	$0.3255	$24.8718
3	101.2048	0.40%	$0.1615	$0.4870	$24.8091
4	101.6096	0.40%	$0.1615	$0.6485	$24.7452
5	102.0161	0.40%	$0.1606	$0.8091	$24.6827
6	102.4241	0.40%	$0.1607	$0.9698	$24.6191
7	102.8338	0.40%	$0.1611	$1.1309	$24.5557
8	103.2452	0.40%	$0.1598	$1.2908	$24.4933
9	103.6581	0.40%	$0.1599	$1.4507	$24.4307
10	104.0728	0.40%	$0.1586	$1.6093	$24.3691
11	104.4891	0.40%	$0.1595	$1.7688	$24.3063
12	104.9070	0.40%	$0.1582	$1.9270	$24.2445
13	105.3266	0.40%	$0.1587	$2.0857	$24.1821
14	105.7480	0.40%	$0.1570	$2.2426	$24.1211
15	106.1709	0.40%	$0.1579	$2.4005	$24.0589
16	106.5956	0.40%	$0.1562	$2.5567	$23.9982
17	107.0220	0.40%	$0.1571	$2.7138	$23.9364
18	107.4501	0.40%	$0.1558	$2.8696	$23.8756
19	107.8799	0.40%	$0.1554	$3.0250	$23.8141
20	108.3114	0.40%	$0.1546	$3.1796	$23.7540
21	108.7447	0.40%	$0.1546	$3.3342	$23.6928
22	109.1796	0.40%	$0.1551	$3.4893	$23.6318
23	109.6164	0.40%	$0.1538	$3.6431	$23.5718
24	110.0548	0.40%	$0.1543	$3.7974	$23.5111
25	110.4950	0.40%	$0.1530	$3.9505	$23.4513
26	110.9370	0.40%	$0.1527	$4.1031	$23.3905
27	111.3808	0.40%	$0.1527	$4.2558	$23.3307
28	111.8263	0.40%	$0.1519	$4.4077	$23.2714
29	112.2736	0.40%	$0.1523	$4.5600	$23.2114
30	112.7227	0.40%	$0.1412	$4.7012	$23.1624
				Annualized Index Return		0.40%
				Annualized ETN Return		-0.25%

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.65%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$25.0000
1	97.0000	-3.00%	$0.1604	$0.1604	$24.0920
2	94.0900	-3.00%	$0.1541	$0.3145	$23.2158
3	91.2673	-3.00%	$0.1481	$0.4627	$22.3730
4	88.5293	-3.00%	$0.1431	$0.6058	$21.5597
5	85.8734	-3.00%	$0.1376	$0.7433	$20.7770
6	83.2972	-3.00%	$0.1329	$0.8763	$20.0217
7	80.7983	-3.00%	$0.1288	$1.0051	$19.2939
8	78.3743	-3.00%	$0.1234	$1.1285	$18.5931
9	76.0231	-3.00%	$0.1193	$1.2478	$17.9175
10	73.7424	-3.00%	$0.1143	$1.3621	$17.2671
11	71.5301	-3.00%	$0.1111	$1.4732	$16.6394
12	69.3842	-3.00%	$0.1065	$1.5796	$16.0350
13	67.3027	-3.00%	$0.1032	$1.6828	$15.4521
14	65.2836	-3.00%	$0.0986	$1.7814	$14.8912
15	63.3251	-3.00%	$0.0958	$1.8772	$14.3498
16	61.4254	-3.00%	$0.0916	$1.9688	$13.8289
17	59.5826	-3.00%	$0.0890	$2.0577	$13.3262
18	57.7951	-3.00%	$0.0853	$2.1430	$12.8422
19	56.0613	-3.00%	$0.0822	$2.2252	$12.3753
20	54.3794	-3.00%	$0.0790	$2.3041	$11.9261
21	52.7481	-3.00%	$0.0763	$2.3805	$11.4925
22	51.1656	-3.00%	$0.0739	$2.4544	$11.0747
23	49.6306	-3.00%	$0.0709	$2.5253	$10.6725
24	48.1417	-3.00%	$0.0687	$2.5939	$10.2845
25	46.6975	-3.00%	$0.0658	$2.6597	$9.9110
26	45.2965	-3.00%	$0.0634	$2.7231	$9.5505
27	43.9377	-3.00%	$0.0613	$2.7844	$9.2035
28	42.6195	-3.00%	$0.0589	$2.8433	$8.8692
29	41.3409	-3.00%	$0.0571	$2.9004	$8.5468
30	40.1007	-3.00%	$0.0512	$2.9515	$8.2399
				Annualized Index Return		-3.00%
				Annualized ETN Return		-3.63%

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.65%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$25.0000
1	99.6000	-0.40%	$0.1625	$0.1625	$24.7378
2	99.2016	-0.40%	$0.1604	$0.3229	$24.4770
3	98.8048	-0.40%	$0.1583	$0.4812	$24.2207
4	98.4096	-0.40%	$0.1570	$0.6382	$23.9658
5	98.0159	-0.40%	$0.1550	$0.7932	$23.7149
6	97.6239	-0.40%	$0.1537	$0.9469	$23.4653
7	97.2334	-0.40%	$0.1530	$1.0999	$23.2184
8	96.8444	-0.40%	$0.1505	$1.2504	$22.9749
9	96.4571	-0.40%	$0.1494	$1.3998	$22.7335
10	96.0712	-0.40%	$0.1470	$1.5468	$22.4955
11	95.6870	-0.40%	$0.1466	$1.6934	$22.2587
12	95.3042	-0.40%	$0.1443	$1.8377	$22.0253
13	94.9230	-0.40%	$0.1436	$1.9813	$21.7935
14	94.5433	-0.40%	$0.1409	$2.1222	$21.5653
15	94.1651	-0.40%	$0.1406	$2.2628	$21.3383
16	93.7885	-0.40%	$0.1380	$2.4008	$21.1149
17	93.4133	-0.40%	$0.1376	$2.5384	$20.8927
18	93.0397	-0.40%	$0.1355	$2.6739	$20.6736
19	92.6675	-0.40%	$0.1340	$2.8079	$20.4560
20	92.2968	-0.40%	$0.1323	$2.9402	$20.2418
21	91.9276	-0.40%	$0.1312	$3.0714	$20.0288
22	91.5599	-0.40%	$0.1306	$3.2020	$19.8180
23	91.1937	-0.40%	$0.1285	$3.3305	$19.6102
24	90.8289	-0.40%	$0.1278	$3.4583	$19.4038
25	90.4656	-0.40%	$0.1258	$3.5841	$19.2003
26	90.1037	-0.40%	$0.1245	$3.7086	$18.9979
27	89.7433	-0.40%	$0.1235	$3.8321	$18.7983
28	89.3843	-0.40%	$0.1219	$3.9540	$18.6011
29	89.0268	-0.40%	$0.1213	$4.0753	$18.4054
30	88.6707	-0.40%	$0.1115	$4.1868	$18.2201
				Annualized Index Return		-0.40%
				Annualized ETN Return		-1.05%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index, the Gold Index or the gold futures contracts. See “The Index” in this pricing supplement for more information.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index (including its dynamic allocation strategy), the Gold Index, the gold futures contracts and investments in gold as an asset class generally. The Index may not be fully invested in the gold futures contracts for an extended period of time and, therefore, may significantly underperform the Gold Index, the gold futures contracts and gold generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain. See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Risks Relating to the ETNs Generally

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is linked to the performance of the Index less an investor fee.

There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

We May Redeem the ETNs at Any Time on or after the Issue Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day from and including the issue date to and including the maturity date. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event later than the maturity date.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs. Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee between the date you purchased the ETNs and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

Owning the ETNs is Not the Same as Owning the Gold Futures Contracts or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the gold futures contracts or a security directly linked to the performance of the Index and held such investment for a similar period. Any return on your ETNs includes the negative effect of the accrued investor fee. Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Gold Futures Contracts

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the gold futures contracts may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any gold futures contracts or the commodity underlying the gold futures contracts.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as Applicable, the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five scheduled trading days. As a result, the maturity date or a redemption date for the ETNs could also be postponed to the fifth business day following such valuation date, as postponed. If a valuation date is postponed until the fifth scheduled trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day. See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and an increase in the accrued value of the investor fee and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Risks Relating to the Issuer

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority

Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the ETNs losing all or a part of the value of your investment in the ETNs or receiving a different security from the ETNs, which may be worth significantly less than the ETNs and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the ETNs. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs will not be a default or an event of default and the Trustee (as defined herein) will not be liable for any action that the Trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Index

The Investment Strategy Represented by the Index May Not Be Successful

The Index is intended to reflect the performance over time of a dynamic allocation strategy by taking 100%, 50% or 0% notional exposure to the Gold Index on a daily basis based on three specified signals that reference the short-term and long-term performance of the Gold Index, which is intended to reflect the performance of a rolling position in gold futures contracts. Accordingly, there can be no assurance that a dynamic allocation strategy will not underperform alternative investment strategies that could have been implemented, including an investment in a passive index fund.

Even if dynamic allocation with respect to the gold futures contracts would generally be successful, the manner in which the Index implements its strategy may prove to be unsuccessful. As described below under “The Index,” the methodology of the Index has set specific parameters for determining market conditions with respect to gold futures contracts and adjusting notional positions in the Gold Index. There can be no assurance that the Index’s methodology will accurately determine market conditions or anticipate the timing of market trends with respect to the gold futures contracts, will allocate an appropriate percentage of exposure when adjusting notional positions in the Gold Index, will make such adjustments in a timely manner or will not underperform any alternative dynamic allocation strategy. Accordingly, the investment strategy represented by the Index may not be successful, and your investment in the ETNs may result in a loss. An investment in the ETNs may also provide a return that is less than an investment linked directly to the Gold Index, the gold futures contracts or gold generally.

The Methodology Employed by the Index to Determine the Percentage of Notional Exposure to the Gold Index May Not Be Successful

To determine the percentage of notional exposure to the Gold Index, the Index employs a methodology based on three specified signals that reference the short-term and long-term performance of the Gold Index. The Index’s methodology uses the “Trend Signal” to determine whether the Gold Index is “trending up” or “trending down” by comparing the closing level of the Gold Index with its 200 business day simple moving average (the “Moving Average”) for the past five consecutive TP Index Business Days (as defined below); the “Moving Average Signal” to determine whether the Moving Average is “increasing” or “decreasing” by comparing the Moving Average with the Moving Average on the fifth preceding TP Index Business Day; and the “Mean Reversion Signal” to determine whether the Gold Index is “overheated” or “overcooled” by comparing the closing level of the Gold Index on any prior TP Index Business Day with the Moving Average on such prior TP Index Business Day in addition to looking at the Trend Signal on such prior TP Index Business Day and any subsequent TP

Index Business Day. No assurance can be given that the three specified signals used to determine the percentage of notional exposure to the Gold Index will be correlated with or predictive of the future performance of the Gold Index at any time.

In addition, the Index’s methodology has set specific conditions referencing the three specified signals to determine when the Index adjusts its notional exposure to the Gold Index and the specific percentage of notional exposure to the Gold Index (the “Target Weight”) when such adjustment is made. On each TP Index Business Day, the Target Weight will be 100%, 50% or 0%. The Index’s notional position in the Gold Index will be limited to one of the three Target Weights as the Index’s methodology does not provide for more granular adjustments. No assurance can be given that the specific conditions used to determine the percentage of notional exposure to the Gold Index will allocate an appropriate percentage of such exposure or that the specified Target Weight and the timing of the corresponding Target Weight change will be correlated with a change in market trends with respect to the gold futures contracts at any time. Accordingly, the methodology used to determine the percentage of notional exposure to the Gold Index may not be successful.

The Index May Significantly Underperform the Gold Index, the Gold Futures Contracts and Gold Generally

Generally, the Index’s methodology provides that the Target Weight will change only if the performance of the Gold Index has demonstrated a consistent trend over a period of days. As a result, the Index may be slow to adjust its notional exposure in response to changes in the performance of the Gold Index. In addition, as discussed further in “—The methodology employed by the Index to determine the percentage of notional exposure to the Gold Index may not be successful,” the specified signals, Target Weights and corresponding Target Weight changes may not be correlated with or predictive of the future performance of the Gold Index at any time. For the foregoing reasons, the Index may have a Target Weight of only 50% or 0% during periods when the value of the Gold Index, the gold futures contracts or gold generally is increasing or may have a Target Weight of 100% or 50% during periods when the value of the Gold Index, the gold futures contracts or gold generally is decreasing. Accordingly, the Index may significantly underperform the Gold Index, the gold futures contracts and gold generally.

The Performance of the Index Will Be Highly Sensitive to the Specific Parameters Used in Its Calculation

The Index is calculated pursuant to a rules-based methodology that contains a number of specific parameters. These parameters will be significant determinants of the performance of the Index. For example, the percentage of notional exposure to the Gold Index will be determined in part by arbitrary signals referencing arbitrary periods and arbitrary thresholds, arbitrary Target Weights and arbitrary conditions referencing the arbitrary signals and arbitrary Target Weights. There is nothing inherent in the specific parameters used to determine the percentage of notional exposure to the Gold Index that necessarily makes them the right specific parameters to use for the Index. If the Index had used different parameters, the Index might have achieved significantly better returns.

The Index May Be Significantly Uninvested

On each TP Index Business Day, the Target Weight will be 100%, 50% or 0%. The Index will have a Target Weight of 0% on a TP Index Business Day if the Trend Signal is “trending down,” the Moving Average Signal is “decreasing” and the Mean Reversion Signal is not “overcooled.” The Index will have a Target Weight of 50% on a TP Index Business Day if the Mean Reversion Signal is “overheated” or the Mean Reversion Signal is “overcooled.” In addition, the Index will have a Target Weight of 50% on a TP Index Business Day if the Trend Signal is “trending down,” the Moving Average Signal is “increasing,” the Mean Reversion Signal is not “overcooled” and the Target Weight on the immediately preceding TP Index Business Day was not 0%.

Under these circumstances, the Index’s notional position in the Gold Index will be less than 100%. If the Index takes a notional position in the Gold Index that is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. If the Index is not fully invested on any given day, it may underperform the Gold Index on such day if the Gold Index appreciates in value on any such day. If the Index is not fully invested in the gold futures contracts for an extended period of time, it may significantly underperform the Gold Index, the gold futures contracts and gold generally.

Future Prices of the Gold Futures Contracts That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

The performance of the Index reflects the performance of a dynamically adjusted notional position in the Gold Index, which is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. The gold futures contracts are rolled in certain specified months into futures contracts that will become the first liquid nearby futures contracts three months in the future under the methodology governing the Index. Thus, for example, a futures contract held in September may specify an expiration in February of the following year. As time passes, the contract expiring in February will be replaced by a contract for delivery in April of the following year. This process is referred to as “rolling.” If the market for these futures contracts is (putting aside other considerations) in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is lower than the price of the contract expiring in April, thereby creating a negative “roll yield.” Assuming spot prices remain steady, a futures contract in a contango market will generally tend to lose value over time. The futures markets for gold included in the Index have traded in “contango” markets during certain periods in the past. The presence of contango in the futures markets for gold could result in negative roll yields, which could adversely affect the level of the Index and, accordingly, decrease the payment you receive at maturity or upon early redemption.

The ETNs Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Gold

The ETNs offer investors exposure to the price of futures contracts on gold and not to the spot price of gold or any other physical commodities. The price of a futures contract reflects the market price of a commodity to be delivered at a specified future point in time, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the ETNs may underperform a similar investment that reflects the return on physical gold.

Concentration Risks Associated with the Index May Adversely Affect the Market Price of the ETNs

Because the ETNs are linked to the Index, which reflects the performance of a dynamically adjusted notional position in the Gold Index, which in turn maintains a rolling position in gold futures contracts, the Index is and generally will be less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other commodities indices may be more diversified in terms of both the number of and variety of commodity futures contracts than the Index. An investment in the ETNs may therefore carry risks similar to a concentrated securities investment in one industry or sector.

The Performance of the Index Will Differ From That of an Index That Tracks Liquid Nearby Gold Futures Contracts

The Index takes a dynamically adjusted notional position in the Gold Index, which tracks the performance of specified gold futures contracts that will become the first liquid nearby futures contracts three months in the future in accordance with a specified schedule. There can be no assurance that the longer-dated futures contracts used in the Index will cause the Index to outperform an index that tracks liquid nearby gold futures contracts, and the performance of the Index could be materially worse than the performance of an index that tracks liquid nearby gold futures contracts.

At any time when the market for a commodity futures contract is in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, longer-dated futures contracts are likely to underperform shorter-dated futures contracts on the same commodities. This is because the effects of backwardation are often more pronounced on shorter-dated futures contracts than on longer-dated futures contracts because of the near-term supply-demand imbalance that drives the backwardation. In that market condition, as the delivery months of a shorter-dated futures contract and a longer-dated futures contract become nearer, the settlement price of the shorter-dated futures contract would increase more rapidly than the price of the longer-dated futures contract, and the shorter-dated futures contract would therefore outperform the longer-dated futures contract.

In addition, a significant increase in the settlement price of shorter-dated futures contracts may occur, for example, as a result of a sudden increase in demand for, or an interruption in supply of, the underlying commodity—for example, as a result of supply shortages caused by cartel activity, labor disruptions, accidents affecting production infrastructure or other events. If the factors driving the increase in the price of shorter-dated futures contracts are expected to be temporary, longer-dated futures prices may increase by a smaller amount or not at all.

Furthermore, the market for longer-dated futures contracts may be less liquid than the market for shorter-dated futures contracts. This may result in greater volatility, and less favorable performance, for the longer-dated futures contracts than for the shorter-dated futures contracts.

Prices of the Gold Futures Contracts May

Change Unpredictably, Affecting the Level of the Index and the Value of Your ETNs in Unforeseeable Ways

Trading in futures contracts on gold, including trading in the gold futures contracts, is speculative and can be extremely volatile. Market prices of the gold futures contracts may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. These factors may affect the level of the Index and the value of your ETNs in varying ways, and different factors may cause the prices of the gold futures contracts, and the volatilities of their prices, to move in unexpected directions at unexpected rates.

Supply of and Demand for Gold Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile

The prices of physical commodities, including gold, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on those markets. Political, economic and other developments that affect those countries may affect the value of gold and, thus, the level of the Index and the ETNs linked to the Index. Because gold may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries or with such producers could have a disproportionate impact on the prices of gold and the value of your ETNs.

The ETNs May Be Subject to Certain Risks Specific to Gold as a Commodity

Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described above, the Index may be subject to a number of additional factors specific to gold that might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	domestic and international monetary policies;

•	variations in production costs, including storage, labor and energy costs;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

•	degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of inflation or geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor on the level of the Index, and the market value of the ETNs, may offset or enhance the effect of another factor.

Historical Levels of the Index or Any Gold Futures Contract Should Not Be Taken as an Indication of the Future Performance of the Index during the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise. The actual performance of the Index or any gold futures contract over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index or the gold futures contracts, which in most cases have been highly volatile.

The ETNs Will Be Subject to Significant Movements in Underlying Futures Markets Outside of the Hours During Which the ETNs are Traded on NYSE Arca

The futures markets on which the gold futures contracts are traded are open for trading during significant periods of time when the ETNs are not traded on NYSE Arca. Significant price movements may take place in the underlying futures markets during hours when the ETNs are not traded on NYSE Arca, and those movements may be reflected in the market value of the ETNs when trading of the ETNs commences on NYSE Arca.

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the ETNs and the Amounts Payable on Your ETNs

Commodity futures contracts, such as the gold futures contract, are subject to legal and regulatory regimes that impose significant regulatory requirements on the trading of such instruments, and on market participants. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regulatory scheme (including the rulemaking authority granted to the Commodity Futures Trading Commission (“CFTC”)) extended and expanded this regime. In particular, for example, while position limits currently exist with respect to futures contracts on physical commodities, the CFTC’s proposed rules under Dodd-Frank would create a more extensive and restrictive set of position limits. It is currently unclear whether the proposed position limit rules will be adopted. However, if adopted as proposed, the rules could adversely affect the cost and liquidity of futures contracts and the market value of the ETNs. Similarly, other regulatory organizations (such as the European Securities and Markets Authority) have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. Any of these changes in laws or regulations may have a material adverse effect on the market value of the ETNs and any amounts payable or property deliverable on the ETNs.

The Index Has Very Limited Performance History

The Index was launched on May 28, 2021. Because the Index is of recent origin and limited historical performance data exists with respect to it, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your ETNs

Because the return on your ETNs is linked to the closing level of the Index in U.S. dollars, and the calculation of the closing level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the gold futures contracts remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and, therefore, the value of your ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and, therefore, the value of your ETNs. See “The Index—Calculation of the Index.”

Suspension or Disruptions of Market Trading in Gold and Related Futures May Adversely Affect the Value of Your ETNs

The gold futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, some futures exchanges (including COMEX) have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and therefore, the value of your ETNs.

As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect the ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “The Index—Modifications to the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “The Index—Modifications to the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Gold Futures Contracts Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of gold futures contracts and the manner in which changes affecting the gold futures contracts are reflected in the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.

The mechanisms included in the Index and the related gold futures contracts may be changed from time to time in accordance with the Index’s methodology. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market level of the Index. Any such changes could adversely affect the value of your ETNs.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on NYSE Arca. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors, Including Volatile Gold Prices

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the gold futures contracts will affect the Index and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor. Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the gold futures contracts, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•	prevailing spot price for gold, prices of the gold futures contracts, and prevailing market prices of options on the Index or any other financial instruments related to the Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital

Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•	the level of contango or backwardation in the markets for the relevant gold futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;

•	the time remaining to maturity of the ETNs;

•	prevailing Treasury Bill rate of interest and the general interest rate environment;

•	the volatility of the Index, the market prices of the gold futures contracts and the price of gold;

•	economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of the gold futures contracts;

•	the perceived creditworthiness of Barclays Bank PLC; or

•	supply and demand in the listed and over-the-counter commodity derivative markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value. The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only. In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the index sponsor and the NYSE Arca and technical or human errors by service providers, market participants and others. In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The daily settlement price of each futures contract underlying the Index is determined at or prior to approximately 1:30 p.m. New York City time on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The index sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.

The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

Changes in Our Credit Ratings May Affect the Market Value of the ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 5,000 ETNs at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on a redemption date. Accordingly, if you hold fewer than 5,000 ETNs or fewer than 5,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right. The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value. The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market. A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market. See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a Disruption Event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under

“Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Gold Futures Contracts May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing gold futures contracts (including the underlying physical commodity), futures or options on gold or the Index, or other derivative instruments with returns linked to the performance of gold futures contracts or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of gold futures contracts and the level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in gold futures contracts (including the underlying physical commodity), futures or options on gold or the Index, and other investments relating to gold futures contracts or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the gold futures contracts or the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the gold futures contracts (including the underlying physical commodity), futures or options on gold or the Index, or other derivative instruments with returns linked to the performance of gold futures contracts or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the gold futures contracts or the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to the physical commodity underlying the gold futures contracts and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the gold futures contracts and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different from that described in this pricing supplement. As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income. It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

Moreover, the ETNs might be treated as debt instruments. In that event, if you are a U.S. Holder, you will be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize any gain on the ETNs as ordinary income. It is also possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the gold futures contracts. In this case, it is possible that Section 1256 of the Internal Revenue Code (the “Code”) could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs. For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the ETNs such shares, securities or obligations); (iii) the cancellation of the ETNs and/or (iv) the amendment or alteration of the maturity of the ETNs, or amendment of the amount of interest or any other amounts due on the ETNs, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the ETNs solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the ETNs further acknowledges and agrees that the rights of the holders or beneficial owners of the ETNs are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors— Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

COMMODITY FUTURES MARKETS

As discussed in the description of the Index below, the Index reflects the performance of a dynamically adjusted notional position in the Gold Index, which tracks futures contracts on a physical commodity, gold. Futures contracts on physical commodities are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “nearby futures contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling.” For example, a market participant with a long position in December futures that wishes to maintain a position in the nearest delivery month may, as the December contract nears expiration, sell December futures, which serves to close out the existing long position, and buy January futures. This would “roll” the December position into a January position, and, when the December contract expires, the market participant would still have a long position in the first nearby delivery month.

Roll yield is generated as a result of holding futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation,” and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango,” and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Futures exchanges and clearing houses in the United States are subject to regulation by the

Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

THE INDEX

The following is a description of the Pacer Barclays Gold Trendpilot Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, Barclays Bank PLC (the “index sponsor”). You, as an investor in the ETNs, should make your own investigation into the Index. The index sponsor has no obligation to consider your interests as a holder of the ETNs. The index sponsor has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in its sole discretion.

Overview

The Index is intended to reflect the performance over time of a dynamic allocation strategy by taking 100%, 50% or 0% notional exposure to the Barclays Gold 3 Month Deferred Index Excess Return (the “Gold Index”) on a daily basis based on three specified signals (the “Signals”) that reference the short-term and long-term performance of the Gold Index. The Gold Index is intended to reflect the performance of a rolling position in specified gold futures contracts that will become the first liquid nearby futures contracts three months in the future in accordance with a specified schedule. We refer to the gold futures contracts underlying the Gold Index as the “gold futures contracts.” The Signals are as follows:

•	The “Trend Signal” determines whether the Gold Index is “trending up” or “trending down” on a TP Index Business Day (as defined below) as compared to the long-term performance of the Gold Index. The Trend Signal will be deemed to be “trending up” on such TP Index Business Day if the closing level of the Gold Index is above its 200 business day simple moving average (the “Moving Average”) for the past five consecutive TP Index Business Days. Conversely, the Trend Signal will be deemed to be “trending down” on such TP Index Business Day if the closing level of the Gold Index is below the Moving Average for the past five consecutive TP Index Business Days.

•	The “Moving Average Signal” determines whether the Moving Average is “increasing” or “decreasing” on a TP Index Business Day as compared to a recent Moving Average. The Moving Average Signal will be deemed to be “increasing” on such TP Index Business Day if the Moving Average on such TP Index Business Day is at or above the Moving Average on the fifth preceding TP Index Business Day. Conversely, the Moving Average Signal will be deemed to be “decreasing” on such TP Index Business Day if the Moving Average on such TP Index Business Day is below the Moving Average on the fifth preceding TP Index Business Day.

•	The “Mean Reversion Signal” determines whether the Gold Index is “overheated” or “overcooled” on a TP Index Business Day. The Gold Index will be deemed to be “overheated” on any TP Index Business Day if (a) on any prior TP Index Business Day the closing level of the Gold Index has been at or above 120% of the Moving Average and the Trend Signal on such prior TP Index Business Day is “trending up” and (b) the Trend Signal has not been “trending down” on any subsequent TP Index Business Day. Conversely, the Gold Index will be deemed to be “overcooled” on any TP Index Business Day if (a) on any prior TP Index Business Day the closing level of the Gold Index has been at or below 80% of the Moving Average and the Trend Signal on such prior TP Index Business Day is “trending down” and (b) the Trend Signal has not been “trending up” on any subsequent TP Index Business Day.

“Mean reversion” reflects a tendency for an index level or asset price to move back towards its historical average (or in other words, “revert to the mean”) after increasing or decreasing substantially over a short period. If the Gold Index mean reverts, an “overheated” index might be expected to decline, and an “overcooled” index might be expected to increase. Accordingly, once the closing level of the Gold Index is at or above 120% of the Moving Average or at or below 80% of the Moving Average, the Gold Index will cease to be “overheated” or “overcooled” only if the Trend Signal has changed its direction.

On each TP Index Business Day, the target exposure to the Gold Index on that TP Index Business Day (the “Target Weight”) will be determined as set out below. If none of the conditions set out below are satisfied on a TP Index Business Day, the Target Weight will remain unchanged from the immediately preceding TP Index Business Day.

•	100% Target Weight: The Index will have a Target Weight of 100% on a TP Index Business Day if the Trend Signal is “trending up” and the Mean Reversion Signal is not “overheated.” The 100% Target Weight reflects a bullish view on the performance of the Gold Index and the expectation that the Gold Index will continue to increase in the short term.

•	0% Target Weight: The Index will have a Target Weight of 0% on a TP Index Business Day if the Trend Signal is “trending down,” the Moving Average Signal is “decreasing” and the Mean Reversion Signal is not “overcooled.” The 0% Target Weight reflects a bearish view on the performance of the Gold Index and the expectation that the Gold Index will continue to decline in the short term.

•	“50% Target Weight”:

a)	Overheating or Overcooling: The Index will have a Target Weight of 50% on a TP Index Business Day if the Mean Reversion Signal is “overheated” or the Mean Reversion Signal is “overcooled.” Accordingly, in cases where the Gold Index has recently increased or decreased substantially, the Index will moderate its exposure until the Gold Index has fully reverted back toward its Moving Average such that the Trend Signal has changed its direction.

b)	Mixed Signals: The Index will have a Target Weight of 50% on a TP Index

Business Day if the Trend Signal is “trending down,” the Moving Average Signal is “increasing,” the Mean Reversion Signal is not “overcooled” and the Target Weight on the immediately preceding TP Index Business Day was not 0%. Accordingly, in cases where the Trend Signal switches from “trending up” to “trending down” but the Moving Average Signal is “increasing,” the Index will have a moderate exposure of 50% to the Gold Index due to the conflicting Trend Signal and the Moving Average Signal.

Generally, the Target Weight will change only if the performance of the Gold Index has demonstrated a consistent trend over a period of days. As a result, the Index may be slow to adjust its exposure in response to changes in the performance of the Gold Index. In addition, the Signals and the changes to the Target Weight may not be predicative of the future performance of the Gold Index. For the foregoing reasons, the Index may have a Target Weight of only 50% or 0% during periods when the Gold Index is increasing or may have a Target Weight of 100% or 50% during periods when the Gold Index is decreasing.

The performance of the Index for any period reflects the performance of a dynamically adjusted notional position in the Gold Index during that period, including any profit or loss realized when adjusting the notional exposure as well as rolling the gold futures contracts, and, because the Index is a “total return” index, the return over that period that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury bills.

The Index’s base date is October 29, 1999 (the “Index Base Date”), and the Index has been calculated on a live basis since May 28, 2021 (the “Index Live Date”). Index levels for dates prior to the Index Live Date have been retrospectively calculated using historical data and the same methodology as described herein. Therefore, the Index has limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Index Live Date. Furthermore, the index methodology of the Index was designed, constructed and tested using historical market data and based on knowledge of factors that may have affected its performance. Any returns prior to the Index Live Date were achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight. The actual performance of the Index may bear little relation to the retrospectively calculated performance of the Index if the market behaves differently than it has in the past.

The Index is maintained and calculated by Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited) or any successor thereto (the “Index Calculation Agent”). On the Index Base Date, the Target Weight was set at 100% and the closing level of the Index was set at 100.0000. The closing level of the Index on each subsequent TP Index Business Day is reported by Bloomberg L.P. under the ticker symbol “BXIIGTPT.”

“TP Index Business Day” means a day determined in accordance with the NYSE Euronext Holiday & Hours schedule (as published on the NYSE Euronext website or any successor thereto). Any deviation from such schedule will be announced by the index sponsor. Information contained in the website is not incorporated by reference herein and should not be considered a part hereof.

Index Rebalancing

If the Target Weight for a TP Index Business Day is not equal to the Target Weight for the TP Index Business Day immediately preceding such TP Index Business Day, then such TP Index Business Day will be deemed a “Target Allocation Change Date” and the TP Index Business Day immediately following a Target Allocation Change Date will be the “Rebalancing Commencement Date.” On each Target Allocation Change Date, the “Index Position” that will be notionally held after the completion of the relevant rebalancing will be equal to (a) the Target Weight on that Target Allocation Change Date times (b) the Excess Return Index Level (as defined below) on that Target Allocation Change Date divided by (c) the closing level of the Gold Index on that Target Allocation Change Date. Each rebalancing will generally occur in equal increments over a period of five TP Index Business Days (the “Rebalancing Period”), with such period commencing on the relevant Rebalancing Commencement Date. If a Target Allocation Change Date occurs during a

Rebalancing Period, that Rebalancing Period will cease on the Target Allocation Change Date and a new Rebalancing Period will commence on the TP Index Business Day immediately following the Target Allocation Change Date.

The first Target Allocation Change Date is the TP Index Business Day immediately preceding the Index Base Date and the Index Position with respect to the first Target Allocation Change Date is zero. If the Target Weight on the relevant Target Allocation Change Date equals zero, the Index Position with respect to such Target Allocation Change Date will also equal zero. If, on a Target Allocation Change Date, the Excess Return Index Level or the closing level of the Gold Index is not published by the index sponsor, then the Excess Return Index Level and the closing level of the Gold Index will be determined by the index sponsor.

Each TP Index Business Day within a Rebalancing Period that is not subject to a Rebalancing Adjustment (as defined below) is a “Rebalancing Day.” If, on a scheduled Rebalancing Day, a Gold Index Market Disruption Event (as defined below) occurs or is continuing with respect to the Gold Index, then the changes in Index Position with respect to the Gold Index shall be postponed to the next TP Index Business Day on which there is no Gold Index Market Disruption Event (the “Rebalancing Adjustment”). Accordingly, more than one Rebalancing Day may occur on the same TP Index Business Day, and the aggregated portion of the Index to be rebalanced on those Rebalancing Days will be rebalanced on that TP Index Business Day.

Calculation of the Index

Excess Return Index Calculation

The excess return level of the Index (the “Excess Return Index Level”) was set at 100.0000 on the Index Base Date. On each subsequent TP Index Business Day, the Excess Return Index Level is calculated by adjusting the Excess Return Index Level from the immediately preceding TP Index Business Day to reflect the performance of the Gold Index since the immediately preceding TP Index Business Day, as applied to the number of units included in the Index Position.

If the Target Weight is set to 0% on a Target Allocation Change Date, the Excess Return Index Level will remain unchanged from that

Target Allocation Change Date to the immediately following Target Allocation Change Date. All else being equal, if the Target Weight is set equal to 50% or 100% on a Target Allocation Change Date, then an increase in the level of the Gold Index will have a positive effect on the level of the Excess Return Index Level, while a decrease in the level of the Gold Index will have a negative effect on the level of the Excess Return Index Level.

Total Return Index Calculation

The closing level of the Index is the “Total Return Index Level,” which is calculated by adjusting the closing level of the Index from the immediately preceding TP Index Business Day to reflect the following:

•	the change in the Excess Return Index Level from the immediately preceding TP Index Business Day; and

•	the accrual of interest since the immediately preceding TP Index Business Day at the most recent weekly high rate for 3-month U.S. Treasury bills as of the immediately preceding TP Index Business Day (the “T-Bill rate”).

The T-Bill rate is published by the U.S. Department of the Treasury on the Auction Results page of its Treasury Direct website under column “High Rate,” or if this source is not available, such other source as the index sponsor may determine.

The closing level of the Index is rounded to seven significant figures (or four decimal places as of the date of this pricing supplement). The index sponsor will publish the closing levels of the Index as soon as reasonably practicable on or after each TP Index Business Day, subject to the occurrence of Disruption Events and Force Majeure Events as described below.

Modifications to the Index

The index sponsor does not presently intend to modify the Index. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The index sponsor will publish any such modifications on http://indices.barclays (or any successor thereto) with reasonable prior notice where possible and in any case as soon as reasonably practicable following such modification. Information contained in the website is not incorporated by reference herein and should not be considered a part hereof.

Disruption Events

If, on any TP Index Business Day, a “Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, materially affects the Index, then the index sponsor may:

•	make such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers, in its sole discretion, necessary in order to maintain the objectives of the Index, or (b) the levels of the Index as the index sponsor considers appropriate to maintain the objectives of the Index;

•	defer publication of the levels of the Index and any other information relating to the Index until the index sponsor determines, in its sole discretion, that no such Disruption Event is occurring;

•	defer or suspend publication of the Index at any time in its sole discretion; and/or

•	discontinue supporting the Index or terminate the calculation and publication of the levels of the Index in its sole discretion.

Any of the following will be a “Disruption Event”:

•	the index sponsor determines, at any time, that there has been (or there is pending) a change in taxation (a) generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) affecting market participants in the United Kingdom or the United States generally who hold positions in any of the Index Constituents (as defined below) (including, but not limited to, any tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in any of the Index Constituents);

•	the index sponsor determines, at any time, that (a) any of the Index Constituents has ceased (or will cease) to have their prices publicly quoted, (b) any of the Index

Constituents has ceased (or will cease) to be traded on the primary trading facility or commodities exchange for such Index Constituent, or (c) there has been (or there is pending) an announcement by the primary trading facility or commodities exchange for any of the Index Constituents (including, but not limited to, any proposed discontinuation of trading of such Index Constituent on such primary trading facility or exchange, or the proposed replacement of such Index Constituent with a futures contract with a different specification) that can reasonably be expected to have a material adverse impact on the liquidity of such Index Constituent on such primary trading facility or commodities exchange;

•	a material change is made to the methodology of the Gold Index, as determined by the index sponsor in its sole discretion;

•	a material limitation, suspension or disruption in the trading of any futures contract underlying the Gold Index (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any futures contract underlying the Gold Index imposed by the commodities exchange on which such futures contract is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such commodities exchange) that results in a failure by the relevant commodities exchange on which such futures contract is traded to report the closing price of such futures contract on any TP Index Business Day;

•	a Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; or

•	any other event; that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index (including as a result of any modification to the methodology of the Gold Index or otherwise) or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Disruption Event:

•	a limitation on the hours or numbers of days of trading on any commodities exchange on which any of the futures contracts underlying the Gold Index is traded, but only if the limitation results from an announced change in the regular business hours of such commodities exchange.

“Index Constituent” means, in respect of the Gold Index and a TP Index Business Day, the futures contracts whose final settlement prices are used to calculate the closing level of the Gold Index for such TP Index Business Day.

Force Majeure Events

If, on any TP Index Business Day, a “Force Majeure Event” (as defined below) occurs that, in the sole discretion of the index sponsor, materially affects the Index, then the index sponsor may:

•	make such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers, in its sole discretion, necessary in order to maintain the objectives of the Index, or (b) the levels of the Index as the index sponsor considers appropriate to maintain the objectives of the Index; and/or

•	defer publication of the levels of the Index and any other information relating to the Index until the index sponsor determines, in its sole discretion, that no such Force Majeure Event is occurring.

A “Force Majeure Event” is any systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance or event that is beyond the reasonable control of the index sponsor and that the index sponsor determines, in its sole discretion, affects the Index and/or any Index Constituent.

Index Sponsor Determinations

All determinations made by the index sponsor with respect to the Index will be made in its sole discretion and will be final, conclusive and binding in the absence of manifest error.

The index sponsor reserves the right to make adjustments to input data from a data source where it reasonably believes that there is a manifest error in such data and any such adjusted data shall be considered to have been from the data source.

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to any level of the Index, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published level of the Index other than in cases of manifest error.

Barclays Bank PLC may terminate the appointment of, and replace, the index sponsor with a successor index sponsor. Following termination of the appointment of the index sponsor, Barclays Bank PLC will publish an announcement of that termination and the identity of the successor index sponsor on https://indices.barclays (or any successor thereto) as soon as reasonably practicable. Information contained on this website is not incorporated by reference herein and should not be considered a part hereof.

Change in Index Methodology; Adjustments; Termination of the Index

While the index sponsor currently employs the methodology described in this pricing supplement, from time to time, the index sponsor may deem it necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology.

The index sponsor assumes no obligation to implement any modification or change to the Index methodology as a result of any market, regulatory, juridical, financial fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting the Index or the Gold Index). If the index sponsor elects, in its sole discretion, to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications or changes will result in a methodology that is consistent with the preexisting methodology.

The index sponsor may, at any time, change the name of the Index, the place and time of the publication of the levels of the Index and the frequency of publication of the levels of the Index. If any such changes are made, the index sponsor will, as soon as practicable, publish such changes on http://indices.barclays (or any successor thereto). If, on any TP Index Business Day, the Excess Return Index Level of the Index becomes less than 20.0000, then the index sponsor may set the current and all future Target Weights to be 0% and cease the calculation and publication of the levels of the Index. In addition, the index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation of the Index and the publication of the levels of the Index. The index sponsor expects to publish an announcement of such event on https://indices.barclays (or any successor thereto) on the first TP Index Business Day following termination of the Index. Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

Gold Index

The objective of the Gold Index is to provide exposure to a rolling position in futures contracts on gold that will become the first liquid nearby futures contracts three months in the future in accordance with the schedule in the table set forth below. The futures contracts underlying the Gold Index are currently traded on COMEX and quoted in U.S. dollars on Bloomberg and Reuters under the ticker symbol “GC.”

The Gold Index is based on the Barclays Gold Nearby Index (the “Nearby Index”), which tracks the performance of the first liquid nearby futures contract on gold. The Nearby Index maintains its exposure to futures contracts by closing out its position in the current futures contract and establishing a new position in the next liquid futures contract in accordance with the pre-determined roll schedule as set forth in the table below.

Unlike the Nearby Index, which rolls from its current futures contract to the incoming futures contract during the month immediately preceding the expiry month of its current futures contract, the Gold Index rolls from its current futures contract to the incoming futures contract three months earlier than the Nearby Index. For example, in November, the month before the December contract expires, the Nearby Index sells its December futures contract and buys February futures contract in accordance with the pre-determined roll schedule. The Gold Index, in turn, sells its December futures contract and buys February futures contract in August, three months earlier than the Nearby Index. Accordingly, at any given time, the Gold Index will generally track the first liquid nearby futures contract that will be tracked by the Nearby Index three months in the future.

The following table sets out the expiry month of the futures contract that is tracked by the Nearby Index and the Gold Index, respectively, at the beginning of each month.

Month	Expiry Month of Futures Contract in the Nearby Index	Expiry Month of Futures Contract in the Gold Index
January	February	June
February	April	June
March	April	August
April	June	August
May	June	December
June	August	December
July	August	December
August	December	December
September	December	February
October	December	February
November	December	April
December	February	April

According to the roll schedule in the table above, the Gold Index rolls from its current futures contract to the incoming futures contract in the following months: February, April, August, October and December. A roll period generally occurs from the fifth to the ninth index business days of each rolling month (subject to postponement in the event of a market disruption affecting an underlying futures contract).

The performance of the Gold Index for any period reflects the underlying futures contract(s) during that period and any profit or loss realized when rolling the underlying futures contract. All else being equal, an increase in the price of an underlying futures contract will have a positive effect on the level of the Gold Index, while a decrease in the price of an underlying futures contract will have a negative effect on the level of the Gold Index.

The Gold Index is maintained and calculated by the index sponsor. The closing level of the Gold Index is calculated on each index business day and is reported by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BCC2GC3T.”

For purposes of this “Gold Index” subsection, “index business day” means a day determined in accordance with the NYSE Holiday & Trading Hours schedule (as published on the NYSE website or any successor thereto). Any deviation from such schedule will be announced by the index sponsor. Information contained in the website is not incorporated by reference herein and should not be considered a part hereof.

Calculation of the Gold Index

The level of the Gold Index on December 31, 1998, the index base date, was 100.00. On each subsequent index business day, the level of the Gold Index is calculated by adjusting the level of the Gold Index from the immediately preceding index business day to reflect the weighted performance of the price(s) of the underlying futures contract(s) since the immediately preceding index business day. All else being equal, an increase in the price of an underlying futures contract will have a positive effect on the level of the Gold Index, while a decrease in the price of an underlying futures contract will have a negative effect on the level of the Gold Index.

For purposes of determining the level of the Gold Index:

•	the current futures contract will have a weight of 100% outside of a roll period;

•	over the course a roll period, the weight of the current futures contract will decline each index business day in equal increments of 20% from 100% to 0%, while the weight of the incoming futures contract will increase in the same increments from 0% to 100%; and

•	the price of an underlying futures contract on any index business day will be the closing price of that underlying futures contract, provided that, if there is no closing price in respect of an underlying futures contract on any index business day, then the last available closing price for that underlying futures contract will be used.

The level of the Gold Index is rounded to seven significant figures (or four decimal places as of the date of this pricing supplement). The index sponsor will publish the daily values for the Gold Index as soon as reasonably practicable on or after each index business day, subject to the occurrence of disruption events as described below.

Modifications to the Gold Index

The index sponsor does not presently intend to modify the Gold Index. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Gold Index. The index sponsor will publish any such modifications on https://indices.barclays (or any successor thereto) with reasonable prior notice where possible and in any case as soon as reasonably practicable following such modification. Information contained in the website is not incorporated by reference herein and should not be considered a part hereof.

Gold Index Disruption Events

If a “Gold Index Disruption Event” (as defined below) occurs or is continuing that, in the sole discretion of the index sponsor, materially affects the Gold Index, then the index sponsor may:

•	make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the levels of the Gold Index; or (b) the levels of the Gold Index, in each case as the index sponsor deems appropriate to take account of such Gold Index Disruption Event and which determinations or adjustments are consistent with the objective of the Gold Index and/or ensuring the tradability of the Gold Index;

•	defer or suspend publication of the levels of the Gold Index and/or any other information relating to the Gold Index until the next index business day in respect of which the index sponsor determines, in its sole discretion, that no such Gold Index Disruption Event is occurring;

•	select a successor Gold Index Instrument (as defined below) or other input data, as applicable, to replace a Gold Index Instrument or other input data affected by such Gold Index Disruption Event which uses, in the determination of the index sponsor, the same or substantially similar formula or method of calculation as used for the original Gold Index Instrument or other input data, as applicable; and/or

•	discontinue supporting and terminate the Gold Index if the index sponsor determines, in its sole discretion, that after the foregoing measures, it is impossible or impractical, technically or otherwise, for the index sponsor to continue the calculation of the Gold Index.

Any of the following will be a “Gold Index Disruption Event”:

•	the index sponsor determines, at any time, that there has been (or there is pending) a change in taxation (a) generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom); or (b) affecting market participants in the United Kingdom or the United States generally who hold positions in any of the Gold Index Instruments or any asset underlying any of the foregoing;

•	the index sponsor determines, at any time, that (a) any Gold Index Instrument has ceased (or will cease) to have prices publicly quoted (for the avoidance of doubt not including futures, forwards, options, bonds, swaps or any other traded financial instrument on or after their expected last trade, expiry or maturity date, as applicable); (b) any Gold Index Instrument has ceased (or will cease) to be traded on the trading venue for that Gold Index Instrument (for the avoidance of doubt not including futures, forwards, options, bonds, or swaps or any other traded financial instrument on or after their expected last trade, expiry or maturity date, as applicable); or (c) there has been (or there is pending) an announcement by the trading venue for any Gold Index Instrument (including, but not limited to, any proposed discontinuation of trading of that Gold Index Instrument on such trading venue, or the proposed replacement of that Gold Index Instrument with an instrument with a different specification) that can reasonably be expected to have a material adverse impact on the liquidity of that Gold Index Instrument on such trading venue;

•	a material change to the tradability of any Gold Index Instrument, or a material change made to the methodology of any Gold Index Instrument, each as determined by the index sponsor in its sole discretion;

•	a Gold Index Market Disruption Event, as defined below, that lasts for at least 30 consecutive calendar days; or

•	any other event that, in the determination of the index sponsor, (a) makes or would make the calculation of the Gold Index impossible or infeasible, technically or otherwise (including the availability of or permission to use input data required by the index sponsor to calculate a daily Index level or to perform any periodic allocation, adjustment or rebalancing of the Gold Index); (b) makes or would make the Gold Index non-representative of market prices; or (c) undermines or would undermine the objective of the Gold Index (including, but not limited to, as a result of any modification to the methodologies of any Gold Index Instruments, or other input data (if applicable) or otherwise).

The following event will not be a Gold Index Disruption Event:

•	a limitation on the hours or numbers of days of trading on any exchange on which a Gold Index Instrument is traded, but only if the limitation results from an announced change in the regular business hours of that exchange.

“Gold Index Instrument” means a tradable financial instrument in respect of which a direct or derived price or value or rate or other level is used directly or indirectly in the calculation of the level of the Gold Index.

Gold Index Market Disruption Events

If, a “Gold Index Market Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, materially affects the Gold Index in respect of an index business day, then the index sponsor may:

•	make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the levels of the Gold Index; or (b) the levels of the Gold Index, in each case as the index sponsor deems appropriate in order to maintain the objective of the Gold Index; and/or

•	defer publication of the levels of the Gold Index and/or any other information relating to the Gold Index until the next index business day in respect of which the index sponsor determines, in its sole discretion, that no such Gold Index Market Disruption Event is occurring.

Any of the following will be an “Gold Index Market Disruption Event”:

•	a suspension, absence or limitation of trading (a) of any Gold Index Instrument on the trading venue for that Gold Index Instrument, or (b) in the futures or options contracts relating to any Gold Index Instrument, if applicable, on the trading venue for such futures or options contracts, in each case for more than two hours of trading or during the 30-minute period preceding the close of the regular trading session on such trading venue or, if the relevant valuation time is not the close of the regular trading session such trading venue, the relevant valuation time (for the avoidance of doubt, an “absence of trading” on a trading venue will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances);

•	a material limitation, suspension or disruption in the trading of any Gold Index Instrument, as determined by the index sponsor (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any Gold Index Instrument imposed by the relevant exchange by reason of movements exceeding “limit up” or “limit down” levels permitted by such exchange), that results in a failure by the relevant trading venue to report the relevant daily price or other relevant prices or data for such Gold Index Instrument on any index business day;

•	the closure on any scheduled trading day of the trading venue for any Gold Index Instrument prior to the scheduled weekday closing time of the relevant trading venue (without regard to after hours or any other trading outside of the regular trading session hours) unless the earlier closing time is announced by the relevant trading venue at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on such trading venue on such scheduled trading day for such trading venue and (b) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such trading venue;

•	the occurrence of any event that makes it impossible or not reasonably practicable for the index sponsor to obtain the relevant price or value or rate or other level required for any Gold Index Instrument or other input data, or any other price for the purposes of calculating the level of the Gold Index, in a manner reasonably acceptable to the index sponsor;

•	the declaration of a general moratorium in respect of banking activities in London or New York; or

•	an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines, in its sole discretion, affects the Gold Index, a Gold Index Instrument, other input data of the Gold Index, or the index sponsor’s ability to perform the calculation or dissemination of the Gold Index.

Index Sponsor Determinations

All determinations made by the index sponsor with respect to the Gold Index will be made in its sole discretion and will be final, conclusive and binding in the absence of manifest error.

The index sponsor reserves the right to make adjustments to input data from a data source where it reasonably believes that there is a manifest error in such data and any such adjusted data shall be considered to have been from the data source.

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Gold Index, including but not limited to the Gold Index level, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Barclays Bank PLC may terminate the appointment of, and replace, the index sponsor with a successor index sponsor. Following termination of the appointment of the index sponsor, Barclays Bank PLC will publish an announcement of that termination and the identity of the successor index sponsor on https://indices.barclays (or any successor thereto) as soon as reasonably practicable. Information contained on this website is not incorporated by reference herein and should not be considered a part hereof.

Change in Gold Index Methodology; Adjustments; Termination of the Gold Index

While the index sponsor currently employs the methodology described in this pricing supplement, from time to time, as a result of a Gold Index Disruption Event, or any other market, regulatory, juridical, financial, fiscal or other such circumstance, the index sponsor may deem it appropriate to modify the methodology (including the information or inputs on which the Gold Index is based). The index sponsor reserves the right, in its sole discretion, but assumes no obligation, to make such modifications to the methodology.

The index sponsor assumes no obligation to implement any modification or change to the Gold Index methodology as a result of any market, regulatory, juridical, financial fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting the Gold Index, any Gold Index Instrument or other input data).

The index sponsor may change the name or identification code of the Gold Index, the place and time of the publication of the levels of the Gold Index, the frequency of publication of the levels of the Gold Index or any other information relating to the dissemination of the Gold Index. The index sponsor expects to announce any such changes on http://indices.barclays (or any successor thereto) with reasonable prior notice where possible and in any case as soon as reasonably practicable after such change. Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof. The index sponsor may, in its sole discretion, at any time and without notice, terminate the Gold Index and cease the calculation, maintenance and dissemination of the Gold Index.

The index sponsor does not guarantee the accuracy and/or completeness of the Gold Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

Disclaimer

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index, the Gold Index or any other index used to calculate the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to such indices or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, any lost profits, lost revenue, loss of anticipated savings or loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index, the Gold Index or any other index used to calculate the Index or publication of the levels of such indices (or failure to publish such levels) and any use to which any person may put such indices or the levels of such indices. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the Gold Index or any other index used to calculate the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Hypothetical and Actual Historical Performance of the Index

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the ETNs. The historical levels do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or the gold futures contracts will result in holders of the ETNs receiving a positive return on their investment.

The Index was launched on May 28, 2021. All data relating to the period prior to the launch date of the Index is a historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following graph illustrates:

(i)	on a hypothetical basis, how the Index would have performed from October 29, 1999 to May 28, 2021 based on the methodology described above; and

(ii)	on an actual basis, how the Index has performed from May 28, 2021 onwards.

All calculations are based on information obtained from various third-party independent and public sources, without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Source: Bloomberg

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing spot price for gold, prices of the gold futures contracts, and prevailing market prices of options on the Index or any other financial instruments related to the Index; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the level of contango or backwardation in the markets for the relevant gold futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts; the time remaining to maturity of the ETNs; prevailing Treasury Bill rate of interest and the general interest rate environment; the volatility of the Index, the market prices of the gold futures contracts and the price of gold; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of the gold futures contracts; the perceived creditworthiness of Barclays Bank PLC; or supply and demand in the listed and over-the-counter commodity derivative markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the gold futures contracts, rather than the daily index factor for the immediately preceding calendar day. Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the accrued investor fee accruing during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value of the ETNs will be calculated by ICE Data Indices, LLC (the “IIV calculation agent”) or a successor under the ticker symbol PBUG.IV.

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value = Closing Indicative Value on the immediately preceding calendar day Í Current Daily Index Factor where:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement;

Current Daily Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

The IIV calculation agent is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but the IIV calculation agent and its respective suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the ETNs. The IIV calculation agent makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein. The IIV calculation agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

The IIV calculation agent and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the IIV calculation agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value of the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The IIV calculation agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. The IIV calculation agent is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs. The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs. The actual trading price of the ETNs may be different from their intraday indicative value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the

“announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative value on the business day immediately following such record date will be divided by 4 to reflect the 4:1 split of your ETNs. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the second business day following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split- adjusted ETNs on the 14th business day following the announcement date. For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

The record dates, effective dates and payment dates described above may be adjusted to be consistent with the procedures of NYSE Arca or DTC in effect at the time of any split or reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement. The terms described in this pricing supplement supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on June 15, 2021, which we refer to as the “inception date.” The ETNs were first issued on June 17, 2021, which we refer to as the “issue date,” and will be due on June 15, 2051, which we refer to as the “maturity date”.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the calculation agent postpones the final valuation date upon the occurrence or continuance of a market disruption event, then the maturity date will be the fifth business day following the final valuation date, as postponed.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $25. We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

The “closing indicative value” for each ETN on the initial valuation date was equal to $25. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The “daily index factor” for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each ETN on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.65% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.65% per year. Because the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” means each trading day from June 15, 2021 to June 8, 2051, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five scheduled trading days.

An “index business day” is a day on which the Index is calculated and published by the index sponsor.

The “initial valuation date” for the ETNs is June 15, 2021.

The “final valuation date” for the ETNs is June 8, 2051.

Payment Upon Holder Redemption and Upon Issuer Redemption

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, up to the valuation date immediately preceding the final valuation date, and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value. You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of ETNs.

Prior to maturity we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day from and including the issue date to and including the maturity date. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative value on the valuation date specified in such notice.

A “redemption date” is:

•	In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date.

•	In the case of issuer redemption, the redemption date is the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.

In the event that payment upon early redemption is deferred beyond the original redemption date,

penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•	deliver the signed confirmation of holder redemption to us via email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 229; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or from and including the issue date to and including the maturity date. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event later than the maturity date.

Market Disruption Events

Any commodity or commodity futures contract constituting part of the Index is referred to as an “Index Component” for purposes of this section.

Any of the following will be a “market disruption event” with respect to the Index and any affected Index Component, in each case as determined by the calculation agent in its sole discretion:

•	a material limitation, suspension or disruption of trading in any Index Component included directly or indirectly in the Index;

•	the settlement price for any Index Component included directly or indirectly in the Index is a “limit price,” which means that the settlement price for that contract has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; or

•	failure by the index sponsor to announce or publish the closing level of the Index or of the applicable trading facility or other price source to announce or publish the settlement price or closing level for one or more Index Components.

The following event will not be a market disruption event:

•	a decision by a trading facility to permanently discontinue trading in any Index Component.

If the calculation agent determines that any valuation date (including the final valuation date) is not a scheduled trading day for any Index Component or on any valuation date (including the final valuation date) a market disruption event occurs or is continuing with respect to any Index Component, the calculation agent may in its sole discretion postpone that valuation date to the earlier of (i) the fifth scheduled trading day after the originally scheduled valuation date and (ii) the earliest date that the level, value or price of each Index Component that is affected by a market disruption event or by the non-scheduled-trading day can be determined. If such a postponement occurs, the level, value or price of the Index Components unaffected by the market disruption event or non-scheduled-trading day will be determined on the originally scheduled valuation date and the level, value or price of any affected Index Component will be determined using the settlement level, value or price of that affected Index Component on the first scheduled trading day following the originally scheduled valuation date on which no market disruption event occurs or is continuing for that affected Index Component. In no event, however, will a valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing with respect to any Index Component on the fifth scheduled trading day after the originally scheduled valuation date, the calculation agent will determine the level, value or price for the affected Index Component in good faith and in a commercially reasonable manner.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of or otherwise fails to publish the Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued Index (the Index being referred to herein as a “successor index”), then the level of the Index will be determined by reference to the index level of that successor index on any subsequent date as of which the Index level is to be determined. If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the Index for all purposes, and the calculation agent may in its sole discretion adjust any variable described in this pricing supplement, including but not limited to, if applicable, any level (including but not limited to the intraday index level, closing index level, any level derived from the intraday index level or closing index level or any other relevant level on any valuation date) or any combination thereof or any other variable described in this pricing supplement. The calculation agent will make any such adjustment with a view to offsetting, to the extent practical, any difference in the relative levels of the original Index and the successor index at the time the original Index is replaced by the successor index.

If (1) the Index is discontinued or (2) the index sponsor fails to publish the Index, in either case, prior to (and that discontinuance is continuing on) a valuation date and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the value to be used for the level of the Index. The value to be used for the index level will be computed by the calculation agent in the same general manner previously used by the index sponsor and will reflect the performance of the Index through the trading day on which the Index was last in effect preceding the date of discontinuance.

If at any time, there is:

•	a material change in the formula for or the method of calculating the level of the Index or any successor index;

•	a material change in the content, composition or constitution of the Index or any successor index; or

•	a change or modification to the Index or any

successor index such that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then, for purposes of calculating the closing level or intraday level of the Index or that successor index, any payments on the ETNs or making any other determinations as of or after that time, the calculation agent may in its sole discretion make such calculations and adjustments as the calculation agent determines may be necessary in order to arrive at a closing level or intraday level for the Index or that successor index comparable to the Index or that successor index, as the case may be, as if those changes or modifications had not been made, and calculate any payments on the securities with reference to the Index or that successor index, as adjusted.

The calculation agent will make all determinations with respect to adjustments, including any determination as to whether an event that may require an adjustment has occurred, as to the nature of the adjustment and how it will be made. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent after the original issue date of the ETNs without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the daily index factor, the investor fee, the default amount, the level of the Index on any valuation date, the closing indicative value of the ETNs on any valuation date, the maturity date, redemption dates, the amount payable in respect of your

ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the physical commodity underlying the gold futures contracts or listed or over-the-counter options, futures or other instruments linked to the gold futures contracts or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures,

or other instruments linked to the level of other similar market indices, contracts or commodities; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on physical commodity underlying the gold futures contracts or listed or over-the-counter options, futures, or other instruments linked to the level of the gold futures contracts or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may have an adverse effect on the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income. This section does not apply to you if you are a member of a class of U.S. Holders subject to special rules, such as:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a financial institution;

•	an insurance company;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a “regulated investment company” as defined in Code Section 851;

•	a “real estate investment trust” as defined in Code Section 856;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances,

including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments. If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, early redemption, or “deemed exchange” as described below. You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time. The deductibility of capital losses is subject to limitations. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or Index rebalance date. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of Index rolls or rebalancings.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that your ETNs should be treated in a manner that differs from that described above. For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs were so treated, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss. Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.

Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the gold futures contracts. In this case, it is possible that Code Section 1256 could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

It is also possible that the IRS could assert that your ETNs should be treated as giving rise to “collectibles” gain or loss if you hold your ETNs for more than one year.

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs. According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.

It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Prohibition of sales to UK retail investors

The ETNs are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the ETNs or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the ETNs or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors

The ETNs are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area

(“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the ETNs or otherwise making them available to Retail Investors in the European Economic Area has been prepared and therefore offering or selling such ETNs or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

ANNEX A

NOTICE OF HOLDER REDEMPTION

Email to: etndesk@barclays.com

Subject: Pacer® iPath® Gold Trendpilot ETNs, Notice of Holder Redemption, CUSIP No. 06747T382

[BODY OF EMAIL]

Name of holder: [ ]

Number of ETNs to be redeemed: [ ]

Applicable Valuation Date: [ ], 20[ ]

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Email: etndesk@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, Pacer® iPath® Gold Trendpilot ETNs (the “ETNs”), CUSIP No. 06747T382, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
E-mail:

Number of ETNs surrendered for redemption: ____________________________________________

DTC # (and any relevant sub-account): ____________________________________________
Contact Name:
Telephone:

(You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$250,000,000 Pacer® iPath® Gold Trendpilot ETNs

Global Medium-Term Notes, Series A

Pricing Supplement

November 2, 2021

(to Prospectus dated August 1, 2019,
Prospectus Supplement dated August 1, 2019 and Prospectus
Supplement Addendum dated February 18, 2021)